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                                                                   Exhibit(e)(7)










                                   CDNOW, INC.
                      SEVERANCE PROGRAM FOR VICE PRESIDENTS
                    PLAN DESCRIPTION AND ACCEPTANCE AGREEMENT
                                     PART C





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                                   CDNOW, INC.
                      SEVERANCE PROGRAM FOR VICE PRESIDENTS
                    PLAN DESCRIPTION AND ACCEPTANCE AGREEMENT
                                     PART C

1.       BACKGROUND AND PURPOSE.

         (a) CDnow, Inc. hereby establishes the CDnow, Inc. Severance Plan for Vice Presidents, Part C (the "Plan") to provide severance compensation to certain management employees whose employment with the Company is terminated under the conditions set forth below.

         (b) The Plan is intended to alleviate, in part or in full, financial hardships which may be experienced by certain employees whose employment is terminated. The Plan is not intended to be an "employee pension benefit plan" or "pension plan" as those terms are defined in section 3(2) of ERISA (as defined below). Rather, the Plan is intended to constitute a severance pay plan under ERISA. The Plan shall be effective as of March 17, 1999.

2.       DEFINITIONS.

         (a) "BASE SALARY" means the base salary (exclusive of bonuses or any other extraordinary remuneration) earned by the Participant on an annualized basis for service with the Company, including any base salary the payment of which is deferred pursuant to a salary reduction or deferral agreement, plan or arrangement (including an arrangement described in section 401(k) or 125 of the Code).

         (b)  "BOARD" means the Board of Directors of CDnow, Inc.

         (c) "CAUSE" means: (i) the failure of a Participant to perform substantially his or her job duties with the Company or to observe any of the material terms or provisions of any applicable employment agreement with the Company; (ii) misconduct by a Participant with respect to the Company; (iii) a Participant's conviction of a crime involving moral turpitude; or (iv) misappropriation of Company funds by a Participant. Termination for Cause shall be effected by notice delivered by the Company to the Participant and, except as provided below, shall be effective as of the date of such notice; provided, however, that the termination shall not be effective if (x) such termination is because of the Participant's failure to perform substantially his or her job duties or observe any of the material terms or provisions of his or her employment agreement, (y) such notice is the first such notice of termination for any reason delivered by the Company to the Participant hereunder, and (z) within 15 days after the date of such notice, the Participant shall cease his or her refusal and shall use his or her best efforts to perform such obligations.

         (d) "CHANGE OF CONTROL" means any of the following events that occurs after the effective date of the Plan:

              (i)       any person, entity or group, within the meaning of
         Section 13(d) or 14(d) of the Exchange Act (as defined below) (excluding for this purpose the Company and any employee benefit plan of the Company which acquires beneficial ownership of voting securities of the Company) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CDnow, Inc. representing 30% or more of the voting power of the then outstanding securities of CDnow, Inc.; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which CDnow, Inc. becomes a subsidiary of another corporation and in which the shareholders of CDnow, Inc., immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such


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         shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors;

              (ii) the shareholders of CDnow, Inc. approve (or, if shareholder approval is not required, the Board approves) an agreement providing for: (A) the merger or consolidation of CDnow, Inc. with another corporation where the shareholders of CDnow, Inc., immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, (B) the sale or other disposition of all or substantially all of the assets of CDnow, Inc., or (C) a liquidation or dissolution of CDnow, Inc.; or

              (iii) any person has commenced a tender offer or exchange offer for 30% or more of the voting power of the then outstanding shares of CDnow, Inc.

              The merger between CDnow, Inc. and N2K Inc. that occurred on March 17, 1999 shall not be considered a Change of Control for purposes of this Plan.

         (e)  "CODE" means the Internal Revenue Code of 1986, as amended.

         (f) "COMPANY" means CDnow, Inc. and its subsidiaries. The term "Company" shall also include any successor to the Company by merger or otherwise.

         (g) "COMPENSATION COMMITTEE" means the Compensation Committee of the Board.

         (h) "DISABILITY" means a Participant's long-term disability that entitles the Participant to disability benefits under the Company's long-term disability plan or Social Security.

         (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (j) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         (k) "GOOD REASON" means a Participant's termination from employment with the Company because of a material diminution in the Participant's job responsibilities or aggregate compensation (Base Salary and annual bonuses) or because the Participant's primary work location is changed to a location more than 50 miles from the Participant's primary work location immediately before the change. IN ORDER FOR A TERMINATION TO BE FOR "GOOD REASON," THE PARTICIPANT MUST RESIGN WITHIN 30 DAYS AFTER THE OCCURRENCE OF SUCH EVENT.

         (l) "PARTICIPANT" means a regular full-time employee of the Company who is employed as a Vice President or at a higher-grade level.

         (m)  "PLAN" is defined in Section 1(a) of this agreement.

         (n) "PLAN ADMINISTRATOR" means the Company, or any person, committee or other entity designated by the Company to administer the Plan in accordance with Section 7 below.

         (o) "TERMINATION DATE" means the date on which the employment relationship between a Participant and the Company terminates.


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3.       TERMINATION OF EMPLOYMENT.

         Except as provided in Section 4 below and subject to Section 6 below, if the Company terminates a Participant's employment (other than for Cause or Disability) or if a Participant resigns from employment for Good Reason, the Participant shall receive the following severance compensation, beginning on the day following the Participant's Termination Date:

         (a) Continued Base Salary for six months after the Termination Date, payable according to the Company's then current payroll practices.

         (b) For six months after the Termination Date, continued participation by the Participant and his or her eligible dependents in the Company's health benefit plan applicable to the Participant on the Termination Date as if the Participant had continued in employment with the Company; provided that if the Company is precluded from providing coverage under its health benefit plan by applicable law or regulation, the Company may provide Participant with a payment equal to the Company's cost of such coverage, without regard to tax effect (a "Benefit Commutation Payment"). The Company shall provide the Participant with continuation coverage rights under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), which shall commence on the first to occur of (i) the date that is six months after the Termination Date or
(ii) the date on which the Company shall have made a Benefit Commutation Payment to the Participant.

         (c) Continued vesting of the Participant's then outstanding options to purchase CDnow, Inc. stock for the six-month period after the Participant's Termination Date as if the Participant had continued in employment with the Company, and the period for exercising the outstanding options shall be extended to the date that is 90 days after the expiration of such six-month period; provided, however, that in no event may an option be exercised after the expiration of its latest termination date as set forth in the applicable option agreement or stock option plan.

         (d) Payment of the Participant's bonus for the prior fiscal year if such bonus has not yet been paid, calculated consistent with the Company's past policies and practices, and payment of a pro-rata share (based on the number of full completed months since the beginning of the fiscal year in which the Termination Date occurs) of the bonus that the Participant was expected to receive during the fiscal year in which the Termination Date occurs.

         (e)  Pay for any unused vacation in accordance with Company policy.

4.       TERMINATION WITHIN SIX MONTHS AFTER A CHANGE OF CONTROL.

         If a Change of Control occurs and, within the later of six months after the Change of Control or (if applicable) six months after the completion of a tender offer or exchange offer, as specified in Section 2(d)(iii) of this agreement, the Company terminates a Participant's employment (other than for Cause or Disability) or a Participant resigns for Good Reason, Section 3 shall not apply and, subject to Section 6 below, the Participant shall receive the following severance compensation, beginning on the day following the Participant's Termination Date:

         (a) Continued Base Salary for 12 months after the Termination Date, payable according to the Company's then current payroll practices.

         (b) For 12 months after the Termination Date, continued participation by the Participant and his or her eligible dependents in the Company's health benefit plan applicable to the Participant on the Termination Date as if the Participant had continued in employment with the Company; provided that if


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the Company is precluded from providing coverage under its health benefit plan by applicable law or regulation, the Company may provide Participant with a payment equal to the Company's cost of such coverage, without regard to tax effect (a "Benefit Commutation Payment"). The Company shall provide the Participant with continuation coverage rights under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), which shall commence on the first to occur of (i) the date that is 12 months after the Termination Date or (ii) the date on which the Company shall have made a Benefit Commutation Payment to the Participant.

         (c) Full vesting on the Termination Date of the Participant's then outstanding options to purchase CDnow, Inc. stock that would have vested during the two-year period after the Termination Date if the Participant had continued in employment with the Company, and the period for exercising the outstanding options shall be extended to the date that is 90 days after the expiration of the 12-month period following the Termination Date; provided, however, that in no event may an option be exercised after the expiration of its latest termination date as set forth in the applicable option agreement or stock option plan.

         (d) Payment of the Participant's bonus for the prior fiscal year if such bonus has not yet been paid, calculated consistent with the Company's past policies and practices, and payment of a pro-rata share (based on the number of full completed months since the beginning of the fiscal year in which the Termination Date occurs) of the bonus that the Participant was expected to receive during the fiscal year in which the Termination Date occurs.

         (e) Pay for any unused vacation in accordance with Company policy.

5.       OTHER TERMINATION.

         If a Participant voluntarily terminates employment with the Company (other than for Good Reason) or dies, or if a Participant's employment terminates for Cause or on account of Disability, the Participant shall not be entitled to benefits under this Plan.

6.       OTHER SEVERANCE PROGRAMS.

         If a Participant receives severance benefits under Section 3 or 4 above, the Participant shall not receive severance benefits under any other severance plan, program or agreement of the Company (including, without limitation, any severance commitment in a Participant's employment offer letter, employment agreement or other type of agreement). The Company shall require that Participants waive entitlement to any such severance compensation as a condition of participating in this Plan. Notwithstanding anything in the Plan to the contrary, if a Participant refuses to waive entitlement to other severance benefits, he or she shall not receive benefits under this Plan. If a Participant elects to participate in this Plan, and the Compensation Committee terminates the Plan or amends the Plan in such a manner that the benefits offered under the amended Plan are substantially less than the benefits offered under this Plan as of its adoption date, the Participant shall have the right to opt out of the Plan by providing the Plan Administrator notice on a form to be provided by the Plan Administrator, within five business days after the Participant receives notice of such amendment. In that event, the Participant shall be entitled to receive the severance benefits that the Participant previously waived and that the Participant would have been entitled to receive according to the terms of such benefits as of the Plan adoption date as if the Plan had never been implemented.

7.       PLAN ADMINISTRATOR.

         (a) The Plan Administrator shall have the full power and authority to administer the Plan,


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carry out its terms and conditions, and effectuate its purposes. The Plan
Administrator shall be the "named fiduciary," as such term is defined in ERISA, with responsibility for administration of the Plan.

         (b) The Plan Administrator shall serve without compensation for its services as administrator. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon receipt of proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of its duties as the Plan Administrator.

8.       AMENDMENT AND TERMINATION.

         The Compensation Committee shall have the right to amend or terminate the Plan, at any time and from time to time, in whole or in part, for any reason, provided, however, that if a Change of Control occurs, no amendment or termination which would adversely affect Participants' rights or benefits under
Section 4 of the Plan shall be made without the express written consent of the affected Participants. The Plan shall terminate, automatically and without further action of the Company, upon the full satisfaction of all of the Company's obligations hereunder.

9.       CLAIM PROCEDURES.

         (a) The Company will advise each Participant of any benefits to which the Participant is entitled under the Plan. If any person believes that the Company has failed to advise him or her of any benefit to which he or she is entitled, he or she may file a written claim with the Plan Administrator. The Plan Administrator shall review such claim and respond thereto within a reasonable time after receiving the claim. The Plan Administrator shall provide to every claimant who is denied a claim for benefits written notice setting forth, in a manner calculated to be understood by the claimant, the following:

              (i)       the specific reason or reasons for the denial;

              (ii) specific reference to pertinent Plan provisions on which the denial is based;

              (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

              (iv) an explanation of the claims review procedure set forth in the following paragraph.

         (b) Within 60 days of receipt by a claimant of a notice denying a claim under the preceding paragraph, the claimant, or his or her duly authorized representative, may request in writing a full and fair review of the claim by the Plan Administrator. The Plan Administrator may extend the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Plan Administrator shall make a decision promptly, and not later than 10 days after the Plan Administrator's receipt of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 60 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.


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10.      MISCELLANEOUS.

         (a) NONALIENATION OF BENEFITS; SUCCESSORS. None of the benefits or rights of any Participant under the Plan shall be subject to the claims of any creditor of the Participant and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of a Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits that the Participant may expect to receive, contingently or otherwise, under the Plan. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties.

         (b) TAX WITHHOLDING. All payments under the Plan shall be made subject to all applicable federal, state and local withholding tax and payroll deduction requirements.

         (c) NO MITIGATION. Participants shall not be obligated to mitigate payments under this Plan by seeking other employment during the severance period, or otherwise.

         (d) NO CONTRACT OF EMPLOYMENT. Neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits shall be construed as giving any Participant, or any person whatsoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

         (e) SEVERABILITY OF PROVISIONS. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

         (f) UNFUNDED PLAN. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of benefits. All Participants shall be unsecured creditors of the Company.

         (g) PAYMENTS TO INCOMPETENT PERSONS. Any benefit payable to or for the benefit of an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto.

         (h) CONTROLLING LAW. The Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by ERISA or other federal law.


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         IN WITNESS WHEREOF, and as evidence of the adoption of the Plan, the
Company has caused the same to be executed by its duly authorized officers, this 8th day of June, 1999.


                                  CDNOW, INC.

                                  By:
                                     -------------------------------

                                  Name:
                                       -----------------------------

                                  Title:
                                        ----------------------------

                                  Date:
                                       -----------------------------


Acknowledgement of acceptance and RECEIPT BY PARTICIPANT:

By:
   -----------------------------
            (Signature)

Name:
     ---------------------------
              (Print)

Date:
     ---------------------------


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